UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 1, 2005

ACTEL CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

California	000-21970	77-0097724
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2061 Stierlin Court, Mountain View, California		94043-4655
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	650-318-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

(a) Amended and Restated Employee Retention Plan
On December 1, 2005, the Compensation Committee of the Board of Directors (the "Compensation Committee") of Actel Corporation (the "Company") approved an amendment to the Company’s Amended and Restated Employee Retention Plan (the "Retention Plan") to include the below-described benefits relating to restricted stock units. The Retention Plan provides specified retention or severance benefits to eligible employees of the Company who either remain employees or are involuntarily terminated within six (6) months following a Change of Control (as defined in the Retention Plan) of the Company. The Retention Plan is administered by the Company.
Pursuant to the amended Retention Plan, each employee of the Company who, as of the date of the Change of Control, holds outstanding unvested stock options or unvested restricted stock units (each, an "unvested award") under a Company equity plan becomes a participant in the Retention Plan. If a participant remains employed by the Company or its acquiror six (6) months following a Change of Control, then the participant is entitled to a retention payment ("Retention Payment"). The retention payment has a value on the date of payment equal to one-third (1/3) of the difference between (x) the price of our common stock on the trading day prior to the Change in Control multiplied by the number of shares subject to the unvested award, and (y) the aggregate exercise price of all shares subject to the unvested awards.
If a participant’s employment terminates as a result of an involuntary termination (as defined in the Retention Plan) at any time within six (6) months following a Change of Control, then, subject to the terms of the Retention Plan, he or she shall be entitled to receive a severance payment that is equal to the Retention Payment described above.
Payments under the Retention Plan generally shall be paid by the Company within ten (10) business days; however, to the extent necessary to comply with Section 409A of the Internal Revenue Code, severance payments will be delayed by six (6) months.
The above summary is qualified in its entirety by reference to the amended and restated Retention plan, a copy of which is attached to this Form 8-K as Exhibit 10.6.

Acceleration of Certain Outstanding Stock Options

On December 1, 2005, the Compensation Committee approved the accelerated vesting of certain outstanding stock options previously granted under the Company’s 1986 Equity Incentive Plan, the Company’s 1995 Employee and Consultant Stock Plan, the GateField Corporation 1993 Stock Option Plan, the GateField Corporation 1996 Stock Option Plan, and the GateField Corporation 1999 Stock Option Plan (together the "Plans"). Such approval accelerated the vesting of all unvested employee stock options granted under the Plans with an exercise price greater than or equal to $19.73 per share held by employees located outside of the United States. These actions were taken in accordance with the applicable provisions of the Plans, and the Company believes the decision to be in the best interest of the Company and its shareholders.
As a result of the acceleration, unvested options to purchase approximately 91,400 shares of the Company’s Common Stock became fully vested and immediately exercisable. The affected stock options have exercise prices ranging from $19.73 to $25.56 per share and a weighted average exercise price of $22.02. The affected options include no options held by the Company’s executive officers. This acceleration is effective as of December 1, 2005.
The Company’s decision to accelerate the vesting of the affected employee stock options was made primarily to eliminate or reduce the compensation expense relating to such options that the Company would otherwise be expected to record in its statement of operations for future periods beginning with the Company’s 2006 Fiscal Year ("FY 2006") due to the Financial Accounting Standards Board Statement No. 123 – "Share-Based Payment" which would require the Company to record compensation expense with respect to certain stock options that remain unvested as of the first day of FY 2006.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number Description
-------------- -----------
10.6 Employee Retention Plan, as amended and restated

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTEL CORPORATION

December 1, 2005	By:	Jon A. Anderson

Name: Jon A. Anderson
Title: Vice President of Finance and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.6	Employee Retention Plan, as amended and restated